Exhibit 99.1

    Global Payment Technologies, Inc. Announces Asset Redeployment
               and Long Term Distributorship Agreement


    HAUPPAUGE, N.Y.--(BUSINESS WIRE)--Sept. 8, 2006--Global Payment Technologies, Inc. (NASDAQ: GPTX) ("GPT") today announced the sale of its 50% non controlling ownership in Global Payment Technologies Australia Pty Limited ("GPTA") and the sale of its 35% ownership in eCash Holdings Pty Limited ("ECH"). The Company also announced that it had entered into a five (5) year exclusive distributorship with GPTA to represent the Company in Australia, New Zealand and the Pacific Rim.
    The Company received $1,511,221.45 in cash on closing the sale of GPTA and will receive an additional $286,267.55 on the one year anniversary of the sale. The deferred cash payment is collateralized by an irrevocable letter of credit issued by the Australia and New Zealand Banking Group Limited. The Company also received $286,860.65 in cash for the sale of its ownership in ECH. The purchase price for each sale was based on the Company's equity in each company as of April 30, 2006.
    Stephen Nevitt, President and CEO of GPT said, "We are continuing with the initiatives previously announced in an effort to refocus the Company. eCash Holdings was not a core business for GPT and had not produced the profits expected. We are pleased that the owner of GPTA has made a personal commitment to our success by purchasing our share of GPTA and entering into a 5 year exclusive distributorship agreement with GPT. He is responsible for the success the Company has enjoyed in Australia and the Pacific Rim and we look forward to many more years of growth in the region."
    Mr. Nevitt continued, "The purchase price received for GPTA and eCash was within the range of values provided to the Company by an independent valuation company and provides additional liquidity for GPT. We will concentrate our efforts on our new product initiatives."

    Global Payment Technologies, Inc. is a United States-based designer, manufacturer and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web- site for more information at http://www.gptworld.com

    Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: Statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources; dependence on a limited base of customers for a significant portion of sales; GPT's dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; possible risks of product inventory obsolescence; regulatory approval; potential manufacturing difficulties; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in GPT's Securities and Exchange Commission filings.


    CONTACT: PR Financial Marketing
             Jim Blackman, 713-256-0369
             jimblakcman@prfinancialmarketing.com
             or
             Global Payment Technologies, Inc.
             William McMahon, 631-231-1177, ext. 273